Exhibit 1.2

[ISSUER] Home Loan Asset-Backed Notes, Series [            ]

$___________	Variable	Class A-[1] Notes
$___________	______%	Class A-[2] Notes
$__________*	______%	Class A-[IO] Notes

*Represents a notional amount

UNDERWRITING AGREEMENT

[DATE]

[SG AMERICAS SECURITIES, LLC]

[ADDRESS]

Ladies and Gentlemen:

SG Mortgage Securities, LLC (the “Depositor”) proposes to sell to the underwriters named in Schedule I hereto (the “Underwriters”), the [ISSUER] Home Loan Asset-Backed Notes, Series [            ], Class A-[1], Class A-[2] and Class A[IO] Notes (the “Notes”), having the aggregate principal amounts and Note Rates set forth above. The Notes will be issued pursuant to an Indenture, dated as of [DATE] (the “Indenture”), between the [ISSUER] (the “Issuer”) and [INDENTURE TRUSTEE], as indenture trustee (the “Indenture Trustee”). The Issuer was created pursuant to the terms of a Trust Agreement (the “Trust Agreement”), dated as of [DATE], between the Depositor and [OWNER TRUSTEE], as owner trustee (the “Owner Trustee”). The Notes are described more fully in the Prospectus (as hereinafter defined) which the Depositor has furnished to you. Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in Appendix A to the Indenture.

Reference is made to a Mortgage Loan Purchase Agreement (the “Mortgage Loan Purchase Agreement”), dated as of [DATE] among the Depositor, [SELLER], as seller (the “Seller”), [WELLS FARGO], as Master Servicer (the “Master Servicer”), the Issuer and the Indenture Trustee and to a Master Servicing Agreement (the “Master Servicing Agreement”), dated as of [DATE], among the Seller, the Issuer and the Indenture Trustee.

1. Representations, Warranties and Covenants.

1.1 The Depositor represents and warrants to, and agrees with the Underwriters that:

(a) The Depositor has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (No. [                    ]) on Form S-3 for the registration under the Securities Act of 1933, as amended (the “Act”), of Mortgage Asset-Backed Certificates and Asset-Backed Notes (issuable in series), including the Notes, which registration statement has become effective, and a copy of which, as amended to the date hereof, has heretofore been delivered to you. The Depositor proposes to file with the Commission pursuant to Rule 424(b) under the rules and regulations of the Commission under the Act (the “1933 Act Regulations”) a supplement dated [DATE] (the “Prospectus Supplement”), to the prospectus dated [DATE] (the “Basic Prospectus”), relating to the Notes and the method of distribution thereof. Such registration statement (No. [                    ]) including exhibits thereto and any information incorporated therein by reference, as amended at the date hereof, is hereinafter called the “Registration Statement”; and the Basic Prospectus and the Prospectus Supplement and any information incorporated therein by reference, together with any amendment thereof or supplement thereto authorized by the Depositor on or prior to the Closing Date for use in connection with the offering of the Notes, are hereinafter called the “Prospectus.”

(b) The Registration Statement has become effective, and the Registration Statement as of [DATE] (the “Effective Date”), and the Prospectus, as of the date of the Prospectus Supplement, complied in all material respects with the applicable requirements of the Act and the 1933 Act Regulations; and the Registration Statement, as of the Effective Date, did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus, as of the date of the Prospectus Supplement, did not, and as of the Closing Date (as defined below) will not, contain an untrue statement of a material fact and did not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that neither the Depositor nor the Seller makes any representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus or any amendment thereof or supplement thereto relating to the information identified by underlining or other highlighting as shown in Exhibit E (the “Excluded Information”); and provided, further, that neither the Depositor nor the Seller makes any representations or warranties as to either (i) any information in any Computational Materials or ABS Term Sheets (each as hereinafter defined) required to be provided by the Underwriters to the Depositor pursuant to Section 4.2 hereof, except to the extent of any information set forth therein that constitutes Pool Information (as defined below), or (ii) any information contained in or omitted from the portions of the Prospectus identified by underlining or other highlighting as shown in Exhibit F (the “Underwriter Information”). As used herein, “Pool Information” means information with respect to the characteristics of the Mortgage Loans and administrative and servicing fees, as provided by or on behalf of the Depositor or the Seller to the Underwriters in final form and set forth in the Prospectus Supplement. The Depositor acknowledges that, except for any Computational Materials and ABS Term Sheets, the Underwriter Information constitutes the only information furnished in writing by you or on your behalf for use in connection with the preparation of the Registration Statement, any preliminary prospectus or the Prospectus, and you confirm that the Underwriter Information is correct.

(c) The Depositor has been duly incorporated and is validly existing as a Limited Liability Company in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to conduct its business as presently conducted by it.

(d) This Agreement has been duly authorized, executed and delivered by the Depositor.

(e) As of the Closing Date (as defined herein) the Notes will conform in all material respects to the description thereof contained in the Prospectus and the representations and warranties of the Depositor in the Trust Agreement will be true and correct in all material respects.

1.2 Each Underwriter, severally and not jointly, represents and warrants to and agrees with the Depositor and the Seller that:

(a) Such Underwriter hereby certifies that (i) with respect to any classes of Notes, [other than the Class A-[IO] Notes], issued in authorized denominations of $xxx,xxx, the fair market value of each such Note sold to any person on the date of initial sale thereof by such Underwriter will not be less than $xxx,xxx, (ii) with respect to each class of Notes, [other than the Class A-[IO] Notes], to be maintained on the book-entry records of The Depository Trust Company (the “Depository”), the interest in each such class of Notes sold to any person on the date of initial sale thereof by the Underwriter will not be less than an initial Note Balance of $xxx,xxx, and (iii) with respect to the Class A-[IO] Notes, to be maintained on the book-entry records of DTC, the interest in each such class of Notes sold to any person on the date of initial sale thereof by the Underwriter will not be less than an initial Notional Amount of $xxx,xxx.

(b) Such Underwriter represents that it has in place, and covenants that it shall maintain internal controls and procedures which it reasonably believes to be sufficient to ensure full compliance with all applicable legal requirements of the No-Action Letters (as defined below) with respect to the generation and use of Computational Materials and ABS Term Sheets in connection with the offering of the Notes.

(c) As of the date hereof and as of the Closing Date (as defined herein), such Underwriter has complied with all of its obligations hereunder including Section 4.2, and, with respect to all Computational Materials and ABS Term Sheets prepared by such Underwriter and provided by each Underwriter to the Depositor (directly or indirectly through the Seller) and the Seller pursuant to Section 4.2 hereof, if any, such Computational Materials and ABS Term Sheets are accurate in all material respects (taking into account the assumptions explicitly set forth in the Computational Materials or ABS Term Sheets, except to the extent of any errors therein that are caused by errors in the Pool Information). The Computational Materials and ABS Term Sheets provided by the each Underwriter to the Depositor constitute a complete set of all Computational Materials and ABS Term Sheets prepared by such Underwriter that are required to be filed with the Commission.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Depositor agrees to sell to the Underwriters, and each Underwriter agrees, severally and not jointly, to purchase from the Depositor the amount of the Notes set forth opposite each such Underwriter’s name in Schedule I hereto. The purchase price for the Notes is set forth as a percentage of the aggregate principal balance of each of the Class A-[1], Class A-[2] and Class A-[IO] Notes in Schedule I hereto. There will be added to the purchase price of the Class A-[1] Notes accrued interest from [DATE] up to but not including the Closing Date (as defined herein).

3. Delivery and Payment. Delivery of and payment for the Notes shall be made at the office of Mayer, Brown, Rowe & Maw LLP at 10:00 a.m., New York City time, on [DATE] or such later date as you shall designate, which date and time may be postponed by agreement between you, the Depositor and the Seller (such date and time of delivery and payment for the Notes being herein called the “Closing Date”). Delivery of the Notes shall be made to you through the Depository, against payment by you of the purchase price thereof to or upon the order of the Issuer by wire transfer in immediately available funds.

4. Offering by Underwriters.

4.1 It is understood that the Underwriters propose to offer the Notes for sale to the public as set forth in the Prospectus and the Underwriters agree that all such offers and sales by them shall be made in compliance with all applicable laws and regulations.

4.2 It is understood that the Underwriters may prepare and provide to prospective investors certain Computational Materials and ABS Term Sheets (each as defined below) in connection with their offering of the Notes, subject to the following conditions:

(a) The Underwriters shall comply with all applicable laws and regulations in connection with the use of Computational Materials, including the No-Action Letter of May 20, 1994 issued by the Commission to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated and Kidder Structured Asset Corporation, as made applicable to other issuers and underwriters by the Commission in response to the request of the Public Securities Association dated May 24, 1994 (collectively, the “Kidder/PSA Letter”), as well as the PSA Letter referred to below. The Underwriters shall comply with all applicable laws and regulations in connection with the use of ABS Term Sheets, including the No-Action Letter of February 17, 1995 issued by the Commission to the Public Securities Association (the “PSA Letter” and, together with the Kidder/PSA Letter, the “No-Action Letters”).

(b) For purposes hereof, “Computational Materials” as used herein shall have the meaning given such term in the No-Action Letters, but shall include only those Computational Materials that have been prepared or delivered to prospective investors by or at the direction of the Underwriters. For purposes hereof, “ABS Term Sheets” and “Collateral Term Sheets” as used herein shall have the meanings given such terms in the PSA Letter but shall include only those ABS Term Sheets or Collateral Term Sheets that have been prepared or delivered to prospective investors by or at the direction of the Underwriters.

(c) (i) All Computational Materials and ABS Term Sheets provided to prospective investors that are required to be filed with the Commission pursuant to the No-Action Letters shall bear a legend on each page including the following statement:

“THE INFORMATION HEREIN HAS BEEN PROVIDED SOLELY BY                                                   [name of Underwriter]. NEITHER THE ISSUER OF THE CERTIFICATES NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION HEREIN. THE

INFORMATION HEREIN IS PRELIMINARY, AND WILL BE SUPERSEDED BY THE APPLICABLE PROSPECTUS SUPPLEMENT AND BY ANY OTHER INFORMATION SUBSEQUENTLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.”

(ii) In the case of Collateral Term Sheets, such legend shall also include the following statement:

“THE INFORMATION CONTAINED HEREIN WILL BE SUPERSEDED BY THE DESCRIPTION OF THE MORTGAGE POOL CONTAINED IN THE PROSPECTUS SUPPLEMENT RELATING TO THE CERTIFICATES AND [EXCEPT WITH RESPECT TO THE INITIAL COLLATERAL TERM SHEET PREPARED BY THE UNDERWRITER] SUPERSEDES ALL INFORMATION CONTAINED IN ANY COLLATERAL TERM SHEETS RELATING TO THE MORTGAGE POOL PREVIOUSLY PROVIDED BY                             [name of Underwriter].”

The Depositor shall have the right to require additional specific legends or notations to appear on any Computational Materials or ABS Term Sheets, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein. Notwithstanding the foregoing, this subsection (c) will be satisfied if all Computational Materials and ABS Term Sheets referred to therein bear a legend in a form previously approved in writing by the Depositor.

(d) [SG AMERICAS SECURITIES, LLC] as representative of the Underwriters (the “Representative”) shall provide the Depositor and the Seller with representative forms of all Computational Materials and ABS Term Sheets prior to their first use, to the extent such forms have not previously been approved by the Depositor for use by the Underwriters. Each Underwriter shall provide to the Depositor, for filing on Form 8-K as provided in Section 5.9, copies (in such format as required by the Depositor) of all Computational Materials and ABS Term Sheets, including without limitation Computational Materials or ABS Term Sheets that are prepared or made available by or are generated pursuant to any internet Web site or electronic media established by such Underwriter or any third party to which such Underwriter provided information regarding the Notes, that are required to be filed with the Commission pursuant to the No-Action Letters. The Representative may provide copies of the foregoing in a consolidated or aggregated form including all information required to be filed. All Computational Materials and ABS Term Sheets described in this subsection (d) must be provided to the Depositor not later than 10:00 a.m. New York time one business day before filing thereof is required pursuant to the terms of this Agreement of otherwise in accordance with the No-Action Letters. The Underwriters agree that they will not provide to any investor or prospective investor in the Notes any Computational Materials or ABS Term Sheets on or after the day on which Computational Materials and ABS Term Sheets are required to be provided to the Depositor pursuant to this Section 4.2(d) (other than copies of Computational Materials or ABS Term Sheets previously submitted to the Depositor in accordance with this Section 4.2(d)

for filing pursuant to Section 5.9 hereof), unless such Computational Materials or ABS Term Sheets are preceded or accompanied by the delivery of a Prospectus to such investor or prospective investor.

(e) All information included in the Computational Materials and ABS Term Sheets shall be generated based on substantially the same methodology and assumptions that are used to generate the information in the Prospectus Supplement as set forth therein; provided, however, that the Computational Materials and ABS Term Sheets may include information based on alternative methodologies or assumptions if specified therein. If any Computational Materials or ABS Term Sheets that are required to be filed were based on assumptions with respect to the Pool that differ from the final Pool Information in any material respect or on Note structuring terms that were revised in any material respect prior to the printing of the Prospectus, the Representative shall prepare revised Computational Materials or ABS Term Sheets, as the case may be, based on the final Pool Information and structuring assumptions, the Underwriters shall circulate such revised Computational Materials and ABS Term Sheets to all recipients of the preliminary versions thereof that indicated or subsequently indicate orally to the Underwriters that they will purchase all or any portion of the Notes, and the Representative shall include such revised Computational Materials and ABS Term Sheets (marked, “as revised”) in the materials delivered to the Depositor pursuant to subsection (d) above.

(f) The Depositor shall not be obligated to file any Computational Materials or ABS Term Sheets that have been determined to contain any material error or omission; provided, however, that, at the request of the Representative, the Depositor will file Computational Materials or ABS Term Sheets that contain a material error or omission if clearly marked “superseded by materials dated                      and accompanied by corrected Computational Materials or ABS Term Sheets that are marked, “material previously dated                     , as corrected.” In the event that, within the period during which the Prospectus relating to the Notes is required to be delivered under the Act, any Computational Materials or ABS Term Sheets are determined, in the reasonable judgment of the Depositor, the Seller or the Underwriters, to contain a material error or omission, the Representative shall prepare a corrected version of such Computational Materials or ABS Term Sheets, the Underwriters shall circulate such corrected Computational Materials and ABS Term Sheets to all recipients of the prior versions thereof that either indicated orally to the Underwriters they would purchase all or any portion of the Notes, or actually purchased all or any portion thereof, and the Representative shall deliver copies of such corrected Computational Materials and ABS Term Sheets (marked, “as corrected”) to the Depositor for filing with the Commission in a subsequent Form 8-K submission (subject to the Depositor’s and the Seller’s obtaining an accountant’s comfort letter in respect of such corrected Computational Materials and ABS Term Sheets, which shall be at the expense of the Underwriters).

(g) If any Underwriter does not provide any Computational Materials or ABS Term Sheets to the Depositor and the Seller pursuant to subsection (d) above, such Underwriter shall be deemed to have represented, as of the Closing Date, that it did not provide any prospective investors with any information in written or electronic form in connection with the offering of the Notes that is required to be filed with the Commission in accordance with the

No-Action Letters, and such Underwriter shall provide the Depositor and the Seller with a certification to that effect on the Closing Date.

(h) In the event of any delay in the delivery by the Representative or any Underwriter to the Depositor and the Seller of all Computational Materials and ABS Term Sheets required to be delivered in accordance with subsection (d) above, or in the delivery of the accountant’s comfort letter in respect thereof pursuant to Section 5.9 hereof, the Depositor or the Seller shall have the right to delay the release of the Prospectus to investors or to the Underwriters, to delay the Closing Date and to take other appropriate actions in each case as necessary in order to allow the Depositor to comply with its agreement set forth in Section 5.9 to file the Computational Materials and ABS Term Sheets by the time specified therein.

(i) Each Underwriter, severally and not jointly, represents that it has in place, and covenants that it shall maintain internal controls and procedures which it reasonably believes to be sufficient to ensure full compliance with all applicable legal requirements of the No-Action Letters with respect to the generation and use of Computational Materials and ABS Term Sheets in connection with the offering of the Notes.

4.3 The Representative agrees that on or prior to the sixth day after the Closing Date, the Representative shall provide to the Depositor and the Seller, on behalf of the Underwriters, a certificate, substantially in the form of Exhibit G attached hereto, setting forth (i) in the case of each class of Notes sold by it, (a) if less than 10% of the aggregate principal balance of such class of Notes has been sold to the public as of such date, the value calculated pursuant to clause (b)(iii) of Exhibit G hereto, or, (b) if 10% or more of such class of Notes has been sold to the public as of such date but no single price is paid for at least 10% of the aggregate principal balance of such class of Notes, then the weighted average price at which the Notes of such class were sold expressed as a percentage of the principal balance of such class of Notes sold, or (c) the first single price at which at least 10% of the aggregate principal balance of such class of Notes was sold to the public, (ii) the prepayment assumption used in pricing each class of Notes sold by it, and (iii) such other information as to matters of fact as the Depositor may reasonably request to enable it to comply with its reporting requirements with respect to each class of Notes to the extent such information can in the good faith judgment of the Underwriters be determined by them.

4.4 Each Underwriter agrees that (i) a printed copy of the Prospectus will be delivered to each person who receives a confirmation of sale from such Underwriter prior to or at the same time with such confirmation of sale; (ii) if an electronic copy of the Prospectus is delivered by such Underwriter for any purpose, such copy shall be the same electronic file containing the Prospectus in the identical form transmitted electronically to such Underwriter by or on behalf of the Depositor specifically for use by such Underwriter pursuant to this Section 4.4; for example, if the Prospectus is delivered to such Underwriter by or on behalf of the Depositor in a single electronic file in pdf format, then such Underwriter will deliver the electronic copy of the Prospectus in the same single electronic file in pdf format; and (iii) it has not used, and during the period for which it has an obligation to deliver a “prospectus” (as defined in Section 2(a)(10) of the Act) relating to the Notes (including any period during which such Underwriter has such delivery obligation in its capacity as a “dealer” (as defined in Section 2(a)(12) of the Act)) it will not use, any internet Web site or electronic media containing information for prospective investors, including any internet Web site or electronic media maintained by third parties, in connection with the offering of the Notes, except in compliance with applicable laws and regulations.

5. Agreements. The Depositor agrees with you that:

5.1 Before amending or supplementing the Registration Statement or the Prospectus with respect to the Notes, the Depositor will furnish you with a copy of each such proposed amendment or supplement.

5.2 The Depositor will cause the Prospectus Supplement to be transmitted to the Commission for filing pursuant to Rule 424(b) under the Act by means reasonably calculated to result in filing with the Commission pursuant to said rule.

5.3 If, during the period after the first date of the public offering of the Notes in which a prospectus relating to the Notes is required to be delivered under the Act, any event occurs as a result of which it is necessary to amend or supplement the Prospectus, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with the Act or the 1933 Act Regulations, the Depositor promptly will prepare and furnish, at its own expense, to you, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

5.4 The Depositor will furnish to you, without charge, a copy of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an underwriter or dealer may be required by the Act, as many copies of the Prospectus, any documents incorporated by reference therein and any amendments and supplements thereto as you may reasonably request.

5.5 The Depositor agrees, so long as the Notes shall be outstanding, or until such time as you shall cease to maintain a secondary market in the Notes, whichever first occurs, to deliver to you the annual statement as to compliance delivered to the Indenture Trustee pursuant to Section 3.10 of the Master Servicing Agreement and the annual statement of a firm of independent public accountants furnished to the Indenture Trustee pursuant to Section 3.10 of the Master Servicing Agreement, as soon as such statements are furnished to the Depositor.

5.6 The Depositor will endeavor to arrange for the qualification of the Notes for sale under the laws of such jurisdictions as you may reasonably designate and will maintain such qualification in effect so long as required for the initial distribution of the Notes; provided, however, that neither of the Depositor nor the Issuer shall be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

5.7 If the transactions contemplated by this Agreement are consummated, the Depositor or the Seller will pay or cause to be paid all expenses incident to the performance of the obligations of the Depositor and the Seller under this Agreement, and will reimburse you for any reasonable expenses (including reasonable fees and disbursements of counsel) reasonably incurred by you in connection with qualification of the Notes for sale and determination of their eligibility for investment under the laws of such jurisdictions as you have reasonably requested pursuant to Section 5.6 above and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Notes, and for expenses incurred in distributing the Prospectus (including any amendments and supplements thereto) to the Underwriters. Except as herein provided, you shall be responsible for paying all costs and expenses incurred by you, including the fees and disbursements of your counsel, in connection with the purchase and sale of the Notes.

5.8 If, during the period after the Closing Date in which a prospectus relating to the Notes is required to be delivered under the Act, the Depositor receives notice that a stop order suspending the effectiveness of the Registration Statement or preventing the offer and sale of the Notes is in effect, the Depositor will advise you of the issuance of such stop order.

5.9 The Depositor shall file the Computational Materials and ABS Term Sheets (if any) provided to it by the Representative under Section 4.2(d) with the Commission pursuant to a Current Report on Form 8-K by 10:00 a.m. on the morning of the first Business Day after the Prospectus is delivered to the Underwriter or, in the case of any Collateral Term Sheet required to be filed prior to such date, by 10:00 a.m. on the second business day following the first day on which such Collateral Term Sheet has been sent to a prospective investor; provided, however, that prior to such filing of the Computational Materials and ABS Term Sheets (other than any Collateral Term Sheets that are not based on the Pool Information) by the Depositor, the Underwriters must comply with its obligations pursuant to Section 4.2 hereof and the Depositor must receive a letter from [ACCOUNTING FIRM], certified public accountants, satisfactory in form and substance to the Depositor, the Seller and their respective counsels, to the effect that such accountants have performed certain specified procedures, all of which have been agreed to by the Depositor and the Seller, as a result of which they determined that all information that is included in the Computational Materials and ABS Term Sheets (if any) provided by the Representative to the Depositor for filing on Form 8-K, as provided in Section 4.2 and this Section 5.9, is accurate except as to such matters that are not deemed by the Depositor to be material. The foregoing letter shall be at the expense of the Underwriters. The Depositor shall file any corrected Computational Materials described in Section 4.2(f) as soon as practicable following receipt thereof. The Depositor also will file with the Commission within fifteen days of the issuance of the Notes a Current Report on Form 8-K (for purposes of filing the Indenture).

6. Conditions to the Obligations of the Underwriter. The Underwriters’ obligation to purchase the Notes shall be subject to the following conditions:

6.1 No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending or, to the knowledge of the Depositor, threatened by the Commission; and the Prospectus Supplement shall have been filed or transmitted for filing by means reasonably calculated to result in a filing with the Commission pursuant to Rule 424(b) under the Act.

6.2 Since [DATE], there shall have been no material adverse change (not in the ordinary course of business) in the condition of the Depositor or the Seller.

6.3 The Depositor shall have delivered to you a certificate, dated the Closing Date, of the President, a Senior Vice President or a Vice President of the Depositor to the effect that the signer of such certificate has examined this Agreement, the Prospectus, the Indenture, the Mortgage Loan Purchase Agreement, the Trust Agreement and various other closing documents, and that, to the best of his or her knowledge after reasonable investigation:

(a) the representations and warranties of the Depositor in this Agreement and in the Trust Agreement are true and correct in all material respects; and

(b) the Depositor has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

6.4 The Seller shall have delivered to you a certificate, dated the Closing Date, of the President, a Senior Vice President or a Vice President of the Seller to the effect that the signer of such certificate has examined the Mortgage Loan Purchase Agreement, the Master Servicing Agreement and this Agreement and that, to the best of his or her knowledge after reasonable investigation, the representations and warranties of the Seller contained in the Mortgage Loan Purchase Agreement, the Master Servicing Agreement and in this Agreement are true and correct in all material respects.

6.5 You shall have received the opinion of Mayer, Brown, Rowe & Maw LLP, special counsel for the Depositor and the Seller, dated the Closing Date and substantially to the effect set forth in Exhibit A.

6.6 You shall have received the opinion of                                                  , counsel for the Master Servicer, dated the Closing Date and substantially to the effect set forth in Exhibit B.

6.7 You shall have received from [                                                 ], counsel for the Underwriters, an opinion dated the Closing Date in form and substance satisfactory to the Underwriters.

6.8 You shall have received from [ACCOUNTING FIRM], certified public accountants, (a) a letter dated the date hereof and satisfactory in form and substance to you and your counsel, to the effect that they have performed certain specified procedures, all of which have been agreed to by you, as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Prospectus Supplement under the captions “Description of the Mortgage Pool,” “Pooling and Servicing Agreement” and “Certain Yield and Prepayment Considerations” agrees with the records of the Seller excluding any questions of legal interpretation and (b) the letter prepared pursuant to Section 5.9 hereof.

6.9 The Notes shall have been rated “AAA” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”) and “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”).

6.10 You shall have received the opinion of [                                                                 ], counsel to the Indenture Trustee, dated the Closing Date, substantially to the effect set forth in Exhibit C.

6.11 You shall have received the opinion of [                                                                 ], counsel to the Owner Trustee, dated the Closing Date, substantially to the effect set forth in Exhibit D.

6.12 You shall have received the opinion of [                                                                 ], counsel to [ENHANCER], dated the Closing Date, in form and substance reasonably satisfactory to you.

The Depositor will furnish you with conformed copies of the above opinions, certificates, letters and documents as you reasonably request.

7. Indemnification and Contribution.

7.1 The Depositor and the Seller, jointly and severally, agree to indemnify and hold harmless the Underwriters and each person, if any, who controls an Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Notes as originally filed or in any amendment thereof or other filing incorporated by reference therein, or in the Prospectus or incorporated by reference therein (if used within the period set forth in Section 5.3 hereof and as amended or supplemented if the Depositor shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon any information with respect to which an Underwriter has agreed to indemnify the Depositor pursuant to Section 7.2 below; provided, however, that none of the Depositor, the Seller or you will be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein relating to the Excluded Information or any information included in Computational Materials or ABS Term Sheets that is incorrect solely because the Pool Information deviates in any material respect from the parameters set forth in the bid sheet attached hereto as Exhibit H provided that each Underwriter complied with its obligations to circulate and deliver to the Depositor revised Computational Materials and ABS Term Sheets in accordance with Section 4.2(e) (any such deviation, the “Excluded Pool Information”).

7.2 Each Underwriter agrees severally but not jointly to indemnify and hold harmless the Depositor, the Seller, their respective directors or officers and any person controlling the Depositor or the Seller to the same extent as the indemnity set forth in Section 7.1 above from the Depositor and the Seller to such Underwriter, but only with respect to (i) the Underwriter Information and (ii) the Computational Materials and ABS Term Sheets prepared by such Underwriter by or at the direction of such Underwriter, except to the extent of any errors in the Computational Materials or ABS Term Sheets that are caused by errors in the Pool Information; provided, however, that the indemnification set forth in this Section 7.2 shall not apply to the extent of any errors in the Computational Materials or ABS Term Sheets that are caused by Excluded Pool Information. In addition, each Underwriter agrees severally but not jointly to indemnify and hold harmless the Depositor, the Seller, their respective directors or officers and any person controlling the Depositor or the Seller against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) caused by, resulting from, relating to, or based upon any legend regarding original issue discount on any Note resulting from incorrect information provided by such Underwriter or by such Underwriter to the Representative for inclusion in the certificates described in Section 4.3 hereof.

7.3 In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either Section 7.1 or Section 7.2, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by you, in the case of parties indemnified pursuant to Section 7.1 above and by the Depositor or the Seller, in the case of parties indemnified pursuant to Section 7.2 above. The indemnifying party may, at its option, at any time upon written notice to the indemnified party, assume the defense of any proceeding and may designate counsel reasonably satisfactory to the indemnified party in connection therewith provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless it shall assume the defense of any proceeding the indemnifying party shall not be liable for any settlement of any proceeding, effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If the indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party or, if such settlement provides for release of the indemnified party in connection with all matters relating to the proceeding which have been asserted against the indemnified party in such proceeding by the other parties to such settlement, without the consent of the indemnified party.

7.4 If the indemnification provided for in this Section 7 is unavailable to an indemnified party under Section 7.1 or Section 7.2 hereof or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect not only the relative benefits received by the Depositor and the Seller on the one hand and the Underwriters on the other from the offering of the Notes but also the relative fault of the Depositor or the Seller on the one hand and of the Underwriters, on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Depositor and the Seller on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Depositor or by the Underwriters, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

7.5 The Depositor, the Seller and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in Section 7.4, above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim except where the indemnified party is required to bear such expenses pursuant to Section 7.4 above; which expenses the indemnifying party shall pay as and when incurred, at the request of the indemnified party, to the extent that the indemnifying party believes that it will be ultimately obligated to pay such expenses. In the event that any expenses so paid by the indemnifying party are subsequently determined to not be required to be borne by the indemnifying party hereunder, the party which received such payment shall promptly refund the amount so paid to the party which made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.6 The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Depositor and the Seller in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by an Underwriter or on behalf of such Underwriter or any person controlling such Underwriter or by or on behalf of the Depositor or the Seller and their respective directors or officers or any person controlling the Depositor or the Seller and (iii) acceptance of and payment for any of the Notes.

8. Substitution of Underwriters. If any Underwriter shall fail to take up and pay for the amount of the Notes agreed by such Underwriter to be purchased under this Underwriting Agreement upon tender of such Notes in accordance with the terms hereof, and the amount of the Notes not purchased does not aggregate more than 10% of the total amount of the Notes set forth in Schedule I hereto, the remaining Underwriters shall be obligated to take up and pay for the Notes that the withdrawing or defaulting Underwriter agreed but failed to purchase.

This Underwriting Agreement shall terminate if (i) any Underwriter shall fail to take up and pay for the amount of the Notes agreed by such Underwriter to be purchased under this Underwriting Agreement (such Underwriter being a “Defaulting Underwriter”) upon tender of such Notes in accordance with the terms hereof, (ii) the amount of the Notes not purchased aggregates more than 10% of the total amount of the Notes set forth in Schedule I hereto, and (iii) arrangements satisfactory to the remaining Underwriter and the Depositor for the purchase of such Notes by other persons are not made within 36 hours thereafter. In the event of any such termination, neither the Depositor nor the Seller shall be under any liability to any Underwriter (except to the extent provided in Section 7 hereof) nor shall any Underwriter (other than an Underwriter who shall have failed, otherwise than for some reason permitted under this Underwriting Agreement, to purchase the amount of the Notes which such Underwriter agreed to purchase hereunder) be under any liability to the Seller or the Depositor (except to the extent provided in Section 7 hereof). Nothing herein shall be deemed to relieve any Defaulting Underwriter from any liability it may have to the Seller or the Depositor or any other Underwriter by reason of its failure to take up and pay the Notes as agreed to by such Defaulting Underwriter.

9. Termination. This Agreement shall be subject to termination by notice given to the Depositor and the Seller, if the sale of the Notes provided for herein is not consummated because of any failure or refusal on the part of the Depositor or the Seller to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Depositor or the Seller shall be unable to perform their respective obligations under this Agreement. If you terminate this Agreement in accordance with this Section 9, the Seller will reimburse you for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been reasonably incurred by the Underwriter in connection with the proposed purchase and sale of the Notes.

10. Certain Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Depositor, the Seller or the officers of any of the Depositor, the Seller, and you set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by any Underwriter or on its behalf or made by or on behalf of the Depositor or the Seller or any of their respective officers, directors or controlling persons, and will survive delivery of and payment for the Notes.

11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Underwriters will be mailed, delivered or telegraphed and confirmed to [SG AMERICAS SECURITIES, LLC] [NAME AND ADDRESS], or if sent to the Depositor, will be mailed, delivered or telegraphed and confirmed to it at SG MORTGAGE SECURITIES, LLC, 1221 Avenue of the Americas, New York, NY 10020, or, if sent to the Seller, [SELLER NAME AND ADDRESS].

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7 hereof, and their successors and assigns, and no other person will have any right or obligation hereunder.

13. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Depositor, the Seller and you.

Very truly yours,

SG Mortgage Securities, LLC

By:
Name:
Title:

[SELLER]

By:
Name:
Title:

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

[SG AMERICAS SECURITIES, LLC]
(for itself and as Representative of the Underwriters)

By:
Name:
Title:

SCHEDULE I

Underwriter	Amount of Series [_____] Class A-[1] Notes to be Purchased
$
[SG AMERICAS SECURITIES, LLC]
[UNDERWRITER]	$
[UNDERWRITER]	$
[UNDERWRITER]	$

Underwriter	Amount of Series [_____], Class A-[2] Notes to be Purchased
[SG AMERICAS SECURITIES, LLC]	$
[UNDERWRITER]
[UNDERWRITER]	$
[UNDERWRITER]	$
$

Underwriter	Amount of [_____], Class A-[IO] Notes to be Purchased
[SG AMERICAS SECURITIES, LLC]	$
[UNDERWRITER]
[UNDERWRITER]		$0
[UNDERWRITER]		$0
$0
Purchase Price Percentage:
Class A-[1] Notes		%
Class A-[2] Notes		%
Class A-[IO] Notes		%

Schedule I-1

EXHIBIT A

[FORM OF OPINION OF MAYER, BROWN, ROWE & MAW LLP]

[ATTACHED HERETO]

Exhibit A-1

EXHIBIT B

[FORM OF OPINION OF [WELLS FARGO] COUNSEL]

[ATTACHED HERETO]

Exhibit B-1

EXHIBIT C

[FORM OF OPINION OF INDENTURE TRUSTEE COUNSEL]

[ATTACHED HERETO]

Exhibit C-1

EXHIBIT D

[FORM OF OPINION OF OWNER TRUSTEE COUNSEL]

[ATTACHED HERETO]

Exhibit D-1

EXHIBIT E

EXCLUDED INFORMATION

[ATTACHED HERETO]

Exhibit E-1

EXHIBIT F

UNDERWRITER INFORMATION

[ATTACHED HERETO]

Exhibit F-1

EXHIBIT G

[DATE]

SG MORTGAGE SECURITIES, LLC

[ADDRESS]

Re:	[ISSUER] Home Loan Asset-Backed Notes, Series [ ],
Class A-[1], Class A-[2] and Class A-[IO] Notes

Pursuant to Section 4 of the Underwriting Agreement, dated [DATE], among SG Mortgage Securities, LLC, the Seller and [SG AMERICAS SECURITIES, LLC] (as representative of the underwriters named therein, the “Underwriter”) relating to the Notes referenced above, the undersigned does hereby certify that:

(a) The prepayment assumption used in pricing the above-referenced Notes was [__]% of the prepayment assumption as set forth in the Prospectus Supplement.

(b) Set forth below is (i), the first price, as a percentage of the principal balance of the Notes, at which 10% of the aggregate principal balance of the Notes was sold to the public at a single price, if applicable, or (ii) if more than 10% of the Notes have been sold to the public but no single price is paid for at least 10% of the aggregate principal balance of the Notes, then the weighted average price at which the Notes were sold expressed as a percentage of the principal balance of the Notes, or (iii) if less than 10% of the aggregate principal balance of the Notes has been sold to the public, the Underwriter’s estimate of the fair market value of the Notes as of [DATE]:

Class A-[1] Note: [_______]%

Class A-[2] Note: [_______]%

Class A-[IO] Note: [_______]%

[* less than 10% has been sold to the public]

The prices set forth above do not include accrued interest with respect to periods before closing.

[SG AMERICAS SECURITIES, LLC]

By:
Name:
Title:

Exhibit G-1

EXHIBIT H

BID SHEET

[ON FILE WITH ISSUER AND UNDERWRITER]

Exhibit H-1